Exhibit 10.4

Berkeley Lights, Inc.
Non-Employee Director Compensation Policy
(As Updated February 18, 2021)
Purpose
The purpose of this Non-Employee Director Compensation Policy (this “Policy”) is to establish the cash and equity compensation for non-employee members of the Board of Directors (the “Board”) of Berkeley Lights, Inc. (the “Company”) in a manner that aligns their interests with those of the Company’s shareholders and is competitive with comparable companies.
The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, or any committee or subcommittee thereof, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”) who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.
Effective Date
This Policy first became effective on the date the price of the shares of the Company’s Common Stock (as defined in the 2020 Plan (as defined below)) is established in connection with the Company’s initial public offering (the “Effective Date”), immediately following the establishment of such price, and was amended on February 18, 2021, and shall remain in effect until it is revised or rescinded by further action of the Board and, solely to the extent required to satisfy the exemption under the provisions of Rule 16b-3 promulgated under the Exchange Act (as defined in the 2020 Plan) in respect of equity awards, a committee of the Board composed solely of two or more “non-employee directors” within the meaning of Rule 16b-3 promulgated under the Exchange Act (a “Rule 16b-3 Committee”).
Compensation

1.	Cash Compensation.

a.	Annual Retainers. Each Non-Employee Director shall receive an annual retainer of $40,000 for service on the Board.

b.
Additional Annual Retainers. In addition to the annual retainer in Section 1(a), the Non-Employee Director serving as the Chair of the Board and each Non-Employee Director serving as a member or chair, as applicable, of the following committees of the Board shall receive an additional annual retainer for such service as follows:

Chair of the Board:	$40,000

Audit Committee Chair:	$20,000

Audit Committee Member:	$10,000

Compensation Committee Chair:	$15,000

Compensation Committee Member:	$7,000

Nominating and Corporate Governance Chair:	$10,000

Nominating and Corporate Governance Member:	$5,000

c.
Payment of Retainers. The annual retainers described in Section 1(a) and Section 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter. In the event a member of the Board does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(a) and Section 1(b), as applicable, with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the member of the Board serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

d.
Reimbursement of Expenses. The Company shall reimburse each Non-Employee Director for all reasonable and documented travel, meal and lodging expenses associated with attendance at Board and committee meetings.

2.
Equity Compensation. Non-Employee Directors shall be granted the stock option awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s 2020 Incentive Award Plan or any other applicable Company equity incentive plan then maintained by the Company (such plan, as may be amended from time to time, the “2020 Plan”) and shall be granted subject to the execution and delivery of applicable award agreement(s), including any exhibits attached thereto. All applicable terms of the 2020 Plan and any award agreement thereunder shall apply to this Policy as if fully set forth herein.

a.
Annual Awards. Each Non-Employee Director who (i) serves on the Board as of the date of any annual meeting of the Company’s stockholders (an “Annual Meeting”) after the Effective Date and (ii) will continue to serve as a Non-Employee Director immediately following such Annual Meeting shall be automatically granted, on the date of such Annual Meeting, (i) a nonqualified stock option under which the Non-Employee Director will, upon fully vesting, be entitled to exercise such option to purchase 4,900 shares of the Company’s Common Stock, and (ii) an award of restricted stock units under which the Non-Employee Director will, upon fully vesting, be entitled to receive 1,400 shares of the Company’s Common Stock. The awards described in this Section 2(a) shall be referred to as the “Annual Awards.” For the avoidance of doubt, a Non-Employee Director elected for the first time to the Board at an Annual Meeting shall only receive an Annual Award in connection with such election, and shall not receive any Initial Award (as defined below) on the date of such Annual Meeting as well.

b.
Initial Awards. Each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date on any date other than the date of an Annual Meeting shall be automatically granted, on the effective date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”), (i) a nonqualified stock option under which the Non-Employee Director will, upon fully vesting, be entitled to exercise such option to purchase 4,900 shares of the Company’s Common Stock, and (ii) an award of restricted stock units under which the Non-Employee Director will, upon fully vesting, be entitled to receive 4,900 shares of the Company’s Common Stock. The awards described in this Section 2(b) shall be referred to as “Initial Awards.” For the avoidance of doubt, no Non-Employee Director shall be granted more than one Initial Award.

c.
Termination of Employment of Employee Directors. Members of the Board who are employees of the Company or any parent or subsidiary of the Company who, following the Effective Date, terminate their employment with the Company and any parent or subsidiary of the Company and remain on the Board will not receive an Initial Award pursuant to Section 2(b) above, but to the extent that they are otherwise eligible, will be eligible to receive, after termination from employment with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(a) above.

d.	Vesting of Awards Granted to Non-Employee Directors. Subject to the Non-Employee Director continuing in service through each applicable vesting date:

(i)	Annual Award. Each Annual Award shall vest on the one (1) year anniversary of the date of the Annual Meeting on which such Annual Award is granted.

(ii)
Initial Award. Each Initial Award that is (y) a stock option shall vest in thirty-six (36) equal, pro rata monthly installments over three (3) years, and (z) a restricted stock unit shall vest as to one-third (1/3) of such award on the first anniversary of the date of grant and, thereafter, vest in equal quarterly installments for the following two (2) years.

(iii)	Termination. No portion of an Annual Award or Initial Award that is unvested at the time of a Non-Employee Director’s termination of service on the Board shall become vested thereafter.

(iv)
Change in Control. All of the Annual Awards and Initial Awards shall vest in full immediately prior to the occurrence of a Change in Control (as defined in the 2020 Plan), to the extent outstanding and unvested at such time.

Compensation Limits
Notwithstanding anything to the contrary in this Policy, all compensation payable under this Policy will be subject to any limits on the maximum amount of Non-Employee Director compensation set forth in the 2020 Plan, as in effect from time to time.

Modifications to the Policy
This Policy may be amended, modified or terminated at any time by action by the Board and, to the extent required to satisfy the exemption under the provisions of Rule 16b-3 promulgated under the Exchange Act in respect of equity awards, a Rule 16b-3 Committee in its sole discretion. The terms and conditions of this Policy shall supersede any prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors. No Non-Employee Director shall have any rights hereunder, except with respect to equity awards granted pursuant to this Policy following grant thereof.
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